Exhibit 10.48

October 5, 2007	Christopher C. Gallen, MD, PhD
TELEPHONE: 484.533.6900 Email: cgallen@neuromed.com

Schedule “B”

C. Eugene Wright, III

16 Carhart Court

Pittstown, New Jersey 08867

Dear Eugene:

Re:	Confidentiality and Assignment of Proprietary Developments Agreement

The purpose of this exhibit is to describe and record the Agreement between you and Neuromed Pharmaceuticals Inc. (“Company”) concerning the terms on which you, as an employee of Company, will protect and keep confidential certain information received during your employment with Company and pursuant to which you agree to assign certain Proprietary Developments to Company.

As an essential element of the Company’s offer of employment to you, you hereby agree to be bound by the following:

1.	DEFINITIONS:

In this Agreement:

(a)	“Confidential Information” means the whole or any portion of any data or information about the business of the Companies that the Companies protect from public disclosure. Confidential Information relates to Companies’ services, products, processes or techniques, as well as to the business, services, products, processes and techniques of Companies’ clients, regardless of whether or not that information is copyrighted, patented or patentable. Confidential Information shall include but not be limited to:

(i)	experimental techniques, proprietary assays, screening strategies and technologies, targets for drug discovery and chemical formulae;

(ii)	commercial and financial information concerning the corporate, scientific, and pharmaceutical research activities and plans of Companies including any information regarding Companies’ costs, sales, income, salaries, customers, and all business opportunities or joint ventures considered by Companies, whether or not pursued; and

C. Eugene Wright, III

Oct. 5, 2007

(iii)	any and all confidential know-how, Trade Secrets, and any and all oral, written, electronic or other confidential communications regarding any Proprietary Developments.

(b)	“Company’s Business” means the specific biomedical research and development activities conducted by Companies including but not limited to the discovery and development of novel calcium channel blockers for the purpose of treating diseases.

(c)	“Company” shall mean Neuromed Pharmaceuticals Inc. and any affiliated companies.

(d)	“Companies” shall mean the Company and Neuromed Pharmaceuticals Ltd. and any affiliated companies.

(e)	“Proprietary Development” means a development or developments including, without limitation:

(i)	enhancements, modifications, additions or other improvements to the intellectual property or assets owned, licensed, sold, marketed or used by Companies in connection with Companies’ Business;

(ii)	trademarks, copyrights, trade names, business names, logos, design marks and other proprietary marks;

(iii)	inventions, devices, discoveries, concepts, ideas, formulae, know-how, processes, techniques, systems, methods and any improvements, enhancements and modifications thereto, whether patented or not; developed, created, generated, contributed to or reduced to practice by you alone or jointly with others pursuant to your activities as an employee, director, officer or consultant of Company and which results from tasks assigned to you by Company or which results from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by Companies and which reasonably relates to the Companies Business, or which results from or relates to working with Companies’ clients, either directly or indirectly.

(f)	“Trade Secret(s)” shall mean any information falling under the definition of a Trade Secret pursuant to the Uniform Trade Secrets Act or, if applicable, the version thereof adopted by Pennsylvania. Trade Secrets include, but are not limited to, any useful process, machine or other device or composition of matter which is new and which is being used or studied by Companies and is not described in a patent or described in any literature already published and distributed externally by Companies; the source code or algorithms of any software developed or owned by Companies; any formula, plan, tool, machine, process or method employed by Companies, whether patentable or not; business plans and marketing concepts of Companies; marketing or sales information of Companies; financial information or projections regarding Companies; financial, pricing and/or credit information regarding clients or vendors of Companies, and internal policies and procedures of Companies.

2.	CONFIDENTIALITY:

(a)	Basic Obligation Of Confidentiality:

You acknowledge and agree that during your employment with Company, Companies may disclose to you, or you may otherwise be exposed to, Companies’ Confidential Information. Company agrees to provide such access to you and you agree to receive and hold the Confidential Information on the terms and conditions set out herein. Except as set out below,

C. Eugene Wright, III

Oct. 5, 2007

you will keep strictly confidential all Confidential Information and all other information that you acquire, see, or are informed of, as a direct or indirect consequence of your involvement with Companies in any capacity or that is revealed to you by Companies or is generated through negotiations or other activities of third parties in connection with your involvement, in any capacity, with Companies’ Business.

(b)	Non-Disclosure:

Unless the authorized representative of Company first gives you written permission to do so, you will not:

(i)	use or duplicate Confidential Information or recollections thereof;

(ii)	disclose Confidential Information or recollections thereof to any third party;

or

(iii)	translate or adapt any Confidential Information or permit any Confidential Information to be used, copied, translated or adapted.

(c)	Taking Precautions:

You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used, or copied by third parties.

(d)	Companies’ Ownership of Confidential Information:

As between you and Companies, all right, title and interest in and to the Confidential Information, whether or not created or developed by you, is and shall remain Companies’ property.

(e)	Control of Confidential Information and Return of Information:

All physical materials produced or prepared by you containing Confidential Information, including designs, formulae, memoranda, test results and notes of experiments, drawings, plans, prototypes, samples, accounts, reports, data, financial statements or proforma estimates and any other materials prepared in the course of your responsibilities or for the benefit of Companies shall belong to Companies, and you will turn over possession to Company of all such items in your possession or control promptly when Company requests you to do so.

(f)	Purpose of Use:

You will use Confidential Information only for purposes authorized or directed by Company or Companies and its officers, and you will not seek access to any Confidential Information that is not relevant to or necessary for those purposes.

(g)	Extent and Duration of Obligation:

Except as Company agrees In writing, your obligations of confidentiality under this Agreement shall continue for the longer of:

(i)	ten (10) years after the termination of your employment with Company;

and

C. Eugene Wright, III

Oct. 5, 2007

(ii)	with respect to particular items of Confidential Information or material, for so long as those items are not in the public domain, but your obligations will continue if those items enter the public domain as a consequence of a breach of this Agreement or any other wrongful or negligent act or omission by you.

The restrictions in this Agreement regarding confidentiality will not apply to information which is known by you prior to your employment with Company, except to the extent that such information was disclosed to you under a confidentiality agreement with a prior employer or to the extent that value can be derived by a competitor from the manner in which such information has been compiled by you or others during your employment by Company.

3.	ASSIGNMENT OF PROPRIETARY DEVELOPMENTS:

(a)	Full Disclosure of Proprietary Developments:

You agree to promptly inform, and make full disclosure of, any Proprietary Development to Company. If required by Company, you will disclose in writing in a log book or such other form or device provided for such purpose by Company, the details of all Proprietary Developments that you are involved with or responsible for as an employee of Company.

(b)	Assignment of Proprietary Developments to Company:

You will assign, and do hereby irrevocably assign and transfer to Company or to Company’s designee, your entire right, title and interest in and to all Proprietary Developments and any Confidential Information. Without limiting the foregoing, you agree to waive all legal and moral rights in such Proprietary Developments, and you agree that all Proprietary Developments to which you contribute in any way while an employee of Company and within the scope of your employment shall be deemed to be “works made in the course of employment” and that Company, or Company’s designee, shall be deemed the owner thereof. To the extent that you may own or acquire legal title to any of such Proprietary Developments, you hereby declare and confirm that such legal title is, and will be, held in a fiduciary capacity by you only as trustee and agent for Company. You agree that Company, or Company’s designee, will be the exclusive owner of all of your right title and interest in and to each Proprietary Development throughout the world, including all Trade Secret, patent, copyright, trademark, industrial design and all other intellectual property rights of any kind therein. To the extent that any of the works prepared by or to which you contribute within the scope of your employment with Company, shall be deemed by a court of competent jurisdiction not to be a “work made for hire”, this Agreement shall operate as an irrevocable assignment by you to Company, or Company’s designee, of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity.

(c)	Notice:

Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate you to assign or offer to assign to Company any of your rights in an invention for which no equipment, supplies, facilities or Confidential Information of Company was used and which was developed entirely on your own time, unless: (1) the invention relates (a) directly to the business of Companies or (b) to Companies’ actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by you for Company. This Notice satisfies the written notice and other requirements of RCW 49.44.140.

(d)	Assistance with Proceedings:

You further agree at Company’s request to assist in drafting of any description or specification of the Proprietary Development as may be required for any patent application and to assist with any opposition to, or intervention regarding, an application for any patent, copyright or trademark

C. Eugene Wright, III

Oct. 5, 2007

or other proceedings relating to any Proprietary Developments. Without limiting the foregoing you agree to execute:

(i)	all instruments that Company may reasonably require to effect, protect, perfect, register, record or patent any Proprietary Developments or Confidential Information, or related rights, or Company’s interest therein; and

(ii)	all papers that Company reasonably considers necessary or helpful in obtaining or maintaining such interests and rights during the prosecution of applications thereon or during the conduct of any interference, litigation, opposition, or any other matter in connection therewith;

provided that all expenses incident to such activities will `be borne by Company.

Your obligations under this Section will continue in perpetuity beyond any termination of your employment with Company, respecting any Proprietary Developments created during your employment with Company, or any Proprietary Developments perfected or reduced to specific form after termination of your employment with Company, if the conception of the Proprietary Development arose during the time of your employment with Company. You agree that Company’s rights under this Section shall not be limited to the United States, but shall extend to every country of the world.

(e)	Inventions and Improvements:

You further agree to treat all information relating to any Proprietary Development as Confidential Information owned by Company and you will disclose same only to your immediate superior or as he or she may direct.

(f)	Publicity and Publication:

Without the prior written consent of the Chief Scientific Officer or the Chief Executive Officer of Company you will not make or give any public announcements or press releases or statements to the public or the press regarding any Proprietary Developments, Confidential Information or other information concerning Companies’ Business. You also will not submit an abstract or publication for review or publication until you have prior written approval to do so from the Chief Scientific Officer of Company.

4.	MISCELLANEOUS:

(a)	Governing Law:

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

(b)	Equitable Remedies:

You acknowledge and agree that the restrictions contained in this Agreement, in view of the nature of the business in which the Companies are engaged, are reasonable and necessary in order to protect the legitimate interests of the Companies, and that any violation or threatened violation thereof would result in irreparable injury to the Companies. You therefore agree that:

(i)

in the event of your violation or threatened violation of any of these restrictions, the Companies shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, or an appropriate decree of specific performance, without proof of actual loss or the need to post any bonds. You further

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Oct. 5, 2007

agree that Companies shall be entitled to any and all other damages available at law and in equity, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Companies may be entitled.

(ii)	You shall indemnify and hold harmless the Companies and their officers, directors, and employees from and against any and all liabilities, losses, costs and expenses (including but not limited to, reasonable attorneys’ fees), damages and injuries resulting from, or in connection with, any material breach of any provision of this Agreement by you.

(c)	Amendments:

No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Companies.

(d)	Binding Nature of Agreement:

You agree that this Agreement is binding on your personal representatives. You also agree that the covenants and provisions contained in this Agreement shall survive and continue to bind you following the termination of your employment with Company regardless of how your employment is terminated.

(e)	Independent Legal Advice:

As this is an important agreement for you and for Companies containing significant undertakings by you, Companies urge you to seek independent legal advice regarding this Agreement prior to signing.

(f)	Severability:

If any part or Section of this Agreement is determined by a Court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable part or Section shall be severed, and shall not affect or impair the enforceability or validity of the balance of the Section or any other part of this Agreement.

(g)	No Waiver:

No waiver, delay, indulgence, or failure to act by Companies regarding any particular default or omission by you shall affect or impair any of Companies’ rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing.

(h)	No Other Obligations:

You represent, except as you have disclosed to Companies in writing on the date hereof, that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

C. Eugene Wright, III

Oct. 5, 2007

NEUROMED PHARMACEUTICALS INC.

By:	/s/ Christopher C. Gallen, MD, PhD
Christopher C. Gallen, MD, PhD President & CEO

NEUROMED PHARMACEUTICALS LTD.

By:	/s/ Christopher C. Gallen, MD, PhD
Christopher C. Gallen, MD, PhD President & CEO

ACCEPTED AND AGREED TO THIS 11th DAY OF October, 2007. BY MY SIGNATURE BELOW, I AFFIRM THAT I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS SET OUT IN THIS AGREEMENT, AND AGREE TO BE BOUND BY THEM.

/s/ C. Eugene Wright, III
C. Eugene Wright, III